Exhibit 99.1

Fauquier Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(In thousands, except share and per share data)	December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$15,728	$9,124
Interest-bearing deposits in other banks	108,825	37,203
Federal funds sold	13	14
Securities available for sale, at fair value	82,848	79,783
Restricted investments	1,835	2,016
Mortgage loans held for sale	375	247
Loans	616,749	550,226
Allowance for loan losses	(6,870)	(5,227)
Loans, net	609,879	544,999
Premises and equipment, net	16,529	17,492
Accrued interest receivable	2,305	1,984
Other real estate owned, net	1,356	1,356
Bank-owned life insurance	14,321	13,961
Other assets	13,159	13,992
Total assets	$867,173	$722,171
Liabilities
Deposits:
Noninterest-bearing checking	$182,653	$123,492
Interest-bearing:
Checking	266,501	242,531
Savings and money market accounts	243,573	182,007
Time deposits	73,392	74,125
Total interest-bearing	583,466	498,663
Total deposits	766,119	622,155
Federal Home Loan Bank advances	12,606	16,695
Junior subordinated debt	4,124	4,124
Other liabilities	11,863	12,075
Total liabilities	794,712	655,049
Shareholders’ Equity
Common stock, par value $3.13, and additional paid-in capital; authorized: 8,000,000 shares; issued and outstanding: 3,798,561 and 3,783,724 shares including 8,621 and 20,352 unvested shares, respectively	16,369	15,964
Retained earnings	53,767	49,787
Accumulated other comprehensive income, net	2,325	1,371
Total shareholders’ equity	72,461	67,122
Total liabilities and shareholders’ equity	$867,173	$722,171

See accompanying Notes to Consolidated Financial Statements.

Fauquier Bankshares, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2020, 2019 and 2018

(In thousands, except per share data)	2020	2019	2018
Interest Income
Interest and fees on loans	$26,192	$26,398	$24,291
Interest and dividends on securities:
Taxable interest income	1,389	1,465	1,487
Tax-exempt interest	431	359	375
Dividends	165	166	135
Interest on deposits in other banks	135	782	410
Total interest income	28,312	29,170	26,698
Interest Expense
Interest on deposits	2,064	3,595	2,447
Interest on federal funds purchased	-	14	46
Interest on Federal Home Loan Bank advances	291	712	541
Interest on Junior subordinated debt	186	199	199
Total interest expense	2,541	4,520	3,233
Net interest income	25,771	24,650	23,465
Provision for loan losses	1,773	346	507
Net interest income after provision for loan losses	23,998	24,304	22,958
Noninterest Income
Trust and estate fees	2,249	1,743	1,542
Brokerage fees	557	453	180
Service charges on deposit accounts	1,118	1,522	1,706
Interchange fee income, net	1,215	1,305	1,252
Bank-owned life insurance	360	366	361
Gain on sale/call of securities available for sale, net	992	79	838
Gain on sale of mortgage loans held for sale, net	86	69	37
Other income	(111)	437	158
Total noninterest income	6,466	5,974	6,074
Noninterest Expenses
Salaries and benefits	12,103	12,084	12,108
Occupancy	2,409	2,352	2,331
Furniture and equipment	776	1,050	1,012
Marketing and business development	487	648	610
Legal, audit and consulting	1,129	1,054	1,015
Data processing	1,432	1,381	1,292
Federal Deposit Insurance Corporation assessment	388	190	369
Merger related expenses	1,231	-	-
Prepayment penalty on early debt extinguishment	-	268	-
Other operating expenses	3,565	3,427	3,414
Total noninterest expenses	23,520	22,454	22,151
Income before income taxes	6,944	7,824	6,881
Income tax expense	1,067	1,004	746
Net Income	$5,877	$6,820	$6,135
Earnings per share, basic	$1.55	$1.80	$1.63
Earnings per share, diluted	$1.55	$1.80	$1.62
Dividends per share	$0.50	$0.485	$0.48

See accompanying Notes to Consolidated Financial Statements.

Fauquier Bankshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2020, 2019 and 2018

(In thousands)	2020	2019	2018
Net income	$5,877	$6,820	$6,135
Other comprehensive income (loss), net of tax:
Change in fair value of securities available for sale, net of tax, $(567), $(586), and $43, respectively	2,133	2,204	(161)
Reclassification adjustment for gain on securities available for sale, net of tax, $208, $17, and $176, respectively	(784)	(62)	(662)
Change in fair value of interest rate swap, net of tax, $72, $66, and $(36), respectively	(271)	(250)	135
Change in unrecognized benefit obligation for Supplemental Executive Retirement Plan, net of tax, $33, $(4) and $(4), respectively	(124)	17	15
Total other comprehensive income (loss), net of tax, $(254), $(507), and $179, respectively	954	1,909	(673)
Total comprehensive income	$6,831	$8,729	$5,462

See accompanying Notes to Consolidated Financial Statements.

Fauquier Bankshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2020, 2019 and 2018

(In thousands, except share and per share data)	Common Stock and Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2017	$15,526	$40,491	$125	$56,142
Net income	-	6,135	-	6,135
Other comprehensive loss, net of tax effect of $179	-	-	(673)	(673)
Cash dividends ($0.48 per share)	-	(1,813)	-	(1,813)
Amortization of unearned compensation, restricted stock awards	134	-	-	134
Reclassification of net unrealized gains on equity securities from Accumulated other comprehensive income (loss)	-	(10)	10	-
Issuance of common stock - unvested shares (7,333 shares)	-	-	-	-
Issuance of common stock - vested shares (4,194 shares)	90	-	-	90
Repurchase of common stock (368 shares)	(8)	-	-	(8)
Balance, December 31, 2018	$15,742	$44,803	$(538)	$60,007

Balance, December 31, 2018	$15,742	$44,803	$(538)	$60,007
Net income	-	6,820	-	6,820
Other comprehensive income, net of tax effect of $(507)	-	-	1,909	1,909
Cash dividends ($0.485 per share)	-	(1,836)	-	(1,836)
Amortization of unearned compensation, restricted stock awards	153	-	-	153
Issuance of common stock - unvested shares (7,956 shares)	-	-	-	-
Issuance of common stock - vested shares (4,149 shares)	90	-	-	90
Forfeiture of common stock - unvested shares (1,210 shares)	-	-	-	-
Repurchase of common stock (960 shares)	(21)	-	-	(21)
Balance, December 31, 2019	$15,964	$49,787	$1,371	$67,122

Balance, December 31, 2019	$15,964	$49,787	$1,371	$67,122
Net income	-	5,877	-	5,877
Other comprehensive income, net of tax of $(254)	-	-	954	954
Cash dividends ($0.50 per share)	-	(1,897)	-	(1,897)
Amortization of unearned compensation, restricted stock awards	254	-	-	254
Issuance of common stock - unvested shares (7,889 shares)	-	-	-	-
Issuance of common stock - vested shares (4,293 shares)	90	-	-	90
Issuance of common stock - performance-based restricted stock units (4,662 shares)	85	-	-	85
Repurchase of common stock - unvested shares (2,007 shares)	(24)	-	-	(24)
Balance, December 31, 2020	$16,369	$53,767	$2,325	$72,461

See accompanying Notes to Consolidated Financial Statements.

Fauquier Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2020, 2019 and 2018

(In thousands)	2020	2019	2018
Cash Flows from Operating Activities
Net income	$5,877	$6,820	$6,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,086	1,256	1,255
Provision for loan losses	1,773	346	507
Loss on disposal of premises and equipment, net	211	-	-
(Gain) loss on interest rate swaps, net	(5)	4	3
Deferred tax (benefit) expense	(487)	124	221
Gains on sales/calls of securities available for sale	(992)	(79)	(838)
Amortization of security premiums, net	508	450	357
Amortization of unearned compensation, net of forfeiture	328	250	214
Issuance of vested restricted stock	175	90	90
Bank-owned life insurance income	(360)	(366)	(361)
Originations of mortgage loans held for sale	(4,898)	(5,379)	(2,042)
Proceeds from mortgage loans held for sale	4,856	5,201	2,079
Gain on mortgage loans held for sale	(86)	(69)	(37)
Changes in assets and liabilities:
(Increase) decrease in other assets	745	(4,731)	(1,065)
Increase (decrease) in other liabilities	(822)	4,641	812
Net cash provided by operating activities	7,909	8,558	7,330
Cash Flows from Investing Activities
Proceeds from maturities, calls and principal payments of securities available for sale	16,166	8,196	11,707
Proceeds from sales of securities available for sale	18,762	13,871	-
Purchase of securities available for sale	(35,801)	(27,626)	(12,372)
Purchase of premises and equipment	(334)	(558)	(839)
(Purchase) redemption of restricted investments, net	181	224	(694)
Loan originations, net	(66,612)	(1,009)	(47,036)
Net cash used in investing activities	(67,638)	(6,902)	(49,234)
Cash Flows from Financing Activities
Increase (decrease) in noninterest-bearing checking, interest-bearing checking, savings and money market accounts	144,697	(5,396)	55,318
Increase (decrease) in time deposits	(733)	(8,087)	10,297
Increase (decrease) in Federal Home Loan Bank advances	(4,089)	(7,085)	15,920
Cash dividends paid on common stock	(1,897)	(1,836)	(1,813)
Repurchase of common stock	(24)	(21)	(8)
Net cash provided by (used in) financing activities	137,954	(22,425)	79,714
Increase (decrease) in cash and cash equivalents	78,225	(20,769)	37,810
Cash and Cash Equivalents
Beginning	46,341	67,110	29,300
Ending	$124,566	$46,341	$67,110
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$2,651	$4,603	$3,061
Income taxes	$1,255	$970	$330
Supplemental Disclosures of Noncash Investing Activities
Unrealized gain (loss) on securities available for sale, net of tax	$1,349	$2,142	$(823)
Unrealized gain (loss) on interest rate swaps, net of tax	$(271)	$(250)	$135
Changes in Supplemental Executive Retirement Plans, net of tax	$(124)	$17	$15

See accompanying Notes to Consolidated Financial Statements.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2020, 2019 and 2018

Note 1.	Nature of Banking Activities and Significant Accounting Policies

Fauquier Bankshares, Inc. (the “Company”) is a bank holding company incorporated under the laws of the Commonwealth of Virginia.  The Company owns all of the stock of The Fauquier Bank (the “Bank”), which is an independent commercial bank chartered under the laws of the Commonwealth of Virginia.  In addition, the Company owns Fauquier Statutory Trust II (“Trust II”), which is an unconsolidated subsidiary.  The subordinated debt owed to Trust II is reported as a liability of the Company.  The Bank provides a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia.

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and to the reporting guidelines prescribed by regulatory authorities. The following is a description of the more significant of those policies and practices.

Business Combination

On October 1, 2020, the Company and Virginia National Bankshares Corporation (“Virginia National”) announced a definitive agreement to combine in a strategic merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Virginia National (the “Merger”). As a result of the Merger, the holders of shares of the Company's common stock will be converted into the right to receive 0.675 shares of Virginia National common stock for each share of the Company's common stock held immediately prior to the effective date of the Merger, plus cash in lieu of fractional shares. The transaction is expected to be completed in the second quarter of 2021, subject to approval of both companies' shareholders, regulatory approvals and other customary closing conditions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, the Bank; and the Bank's wholly-owned subsidiaries, Fauquier Bank Services, Inc. and Specialty Properties Acquisitions - VA, LLC (formed for the sole purpose of holding foreclosed property).  All significant intercompany balances and transactions have been eliminated.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned, the valuation of deferred taxes and fair value measurements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations in these financial statements, have been made.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.  None of the reclassifications were material and none had an impact on net income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in other banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.  The Company is required to maintain collateral against all loss positions in its interest rate swaps which are described in Note 16.

Securities

Investments in debt securities with readily determinable fair values are classified as either held to maturity, available for sale, or trading, based on management’s intent. Currently, all of the Company’s investment securities are classified as available for sale. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses excluded from earnings and reported in other comprehensive income. Gains or losses are recognized in earnings on the trade date using the amortized cost of the specific security sold. Purchase premiums and discounts are recognized in interest income using the specific identification method over the terms of the securities.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, other-than-temporary impairment (“OTTI”) is recognized in its entirety in net income if either (i) the Company intends to sell the security or (ii) it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.  The Company regularly reviews each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the Company’s best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

Restricted Investments

The Bank is required to maintain investments in the capital stock of certain correspondent banks. No readily available market exists for these investments and they have no quoted market value. These investments are recorded at cost and they are reported on the Company’s consolidated balance sheets as restricted investments.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. The fair value of mortgage loans held for sale is determined using current secondary market prices for loans with similar characteristics.

Loans

The Company makes mortgage, commercial and consumer loans to customers. The Company’s recorded investment in loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally is reported at the unpaid principal balances adjusted for charges-offs, unearned discounts, any deferred fees or costs on originated loans, and the allowance for loan losses. Interest on loans is credited to operations based on the principal amount outstanding. Loan fees and origination costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield using the interest method. The Company amortizes these amounts over the contractual life of the related loans.

The past due status of a loan is based on the contractual due date of the most delinquent payment due.  Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cost recovery method, until qualifying for return to accrual.  Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans that are carried on nonaccrual status, payments are first applied to the principal outstanding.  A loan may be returned to accrual status if the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms of the loan and there is reasonable assurance the borrower will continue to make payments as agreed.  These policies are applied consistently across the loan portfolio.

Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Impairment is measured on a loan-by-loan basis for these loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

A loan is considered a trouble debt restructuring (“TDR”) when a concession has been granted to a borrower experiencing financial difficulty.  TDRs are identified at the point when the borrower enters into a modification agreement.  TDRs are considered impaired loans and are individually evaluated for impairment in the determination of the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Loan losses are charged against the allowance when management believes the collectability of loan principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable losses inherent in the loan portfolio. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

All loans are risk rated on a 1-9 grading system:

•	Level 1 through 5 are loans with minimal to marginally acceptable risk (Pass)
•	Level 6 are loans with potential weaknesses identified (Special mention)
•	Level 7 are loans with well-defined weaknesses that may result in possible losses (Substandard)
•	Level 8 are loans that are unlikely to be repaid in full and will probably result in losses (Doubtful)
•	Level 9 are loans that will not be repaid in full and losses will occur (Loss)

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired, and is established when the discounted cash flows, collateral value, or the observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience adjusted for qualitative factors and is also maintained to cover uncertainties that could affect management’s estimate of probable losses. This includes an unallocated portion of the allowance which reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating general losses in the portfolio.

The Company has identified the following loan segments and risk characteristics in evaluating the allowance for loan losses:

•

Commercial and industrial – Commercial and industrial loans are made to small businesses and carry risks associated with management, industry and economic fluctuations that can impact cash flow, which is the primary source of repayment. Collateral for these loans is primarily business assets. This collateral can fluctuate in value based on market conditions and timing of sale.

•

Commercial real estate – Loans secured by commercial real estate carry risks associated with a cyclical industry that has economic and collateral value fluctuations. Commercial real estate lending is primarily limited to the Company's specific geographic market area of Fauquier and Prince William counties.

•

Construction and land – Real estate construction loans carry risks that the project will not be finished according to schedule, the project will not be finished according to budget and the value of the collateral may, at any point in time, be less than the principal amount of the loan.

•

Consumer – Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral (e.g., rapidly depreciating assets such as automobiles), or lack thereof.

•

Student - Student loans carry risks associated with the continued credit-worthiness of the borrower. Student loans are more likely to be immediately adversely affected by job loss, divorce, illness or personal bankruptcy.

•	Residential real estate – Residential real estate loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.
•	Home equity lines of credit – Home equity lines of credit carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

Risk characteristics are evaluated for each portfolio segment by reviewing external factors such as: unemployment, new building permits, bankruptcies, foreclosures, economic conditions, competition and the regulatory environment. Internal risk characteristics evaluated include: lender turnover, lender experience, lending policy changes, loan portfolio characteristics, collateral, risk rating adjustments, loan concentrations, and loan review analysis.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives ranging from 3 to 39 years; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Software is amortized over its estimated useful life ranging from 3 to 5 years. Depreciation and amortization are recorded on the straight-line method.  Costs of maintenance and repairs are charged to expense as incurred.

Leases

The Company recognizes a lease liability and a right-of-use asset in connection with leases in which it is a lessee, except for leases with a term of twelve months or less.  A lease liability represents the Company obligation to make future payments under lease contracts, and a right-of-use asset represents the Company right to control the use of the underlying property during the lease term.  Lease liabilities and right-of-use assets are recognized upon commencement of a lease and measured as the present value of lease payments over the lease term, discounted at the incremental borrowing rate of the lessee.  The Company has elected not to separate lease and nonlease components within the same contract and instead to account for the entire contract as a lease.

Other Real Estate Owned (“OREO”)

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure. Subsequent to foreclosure, management periodically performs valuations of the foreclosed assets based on updated appraisals, general market conditions, recent sales of like properties, length of time the properties have been held, and the Company's ability and intention with regard to continued ownership of the properties. The Company may incur additional write-downs of foreclosed assets to fair value less costs to sell if valuations indicate a further deterioration in market conditions. Revenue and expenses from operations and changes in the property valuations are included in net expenses from foreclosed assets and improvements are capitalized.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, and are presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the applicable taxing authority, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, the Company believes it is more-likely-than-not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than fifty percent (50%) likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured, as described above, is reflected as a liability for unrecognized tax benefits in the balance sheet along with any associated interest and penalties that would be payable to the applicable taxing authority upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of operations. The Company has no uncertain tax positions.

Share-based Compensation

Compensation cost relating to share-based payment transactions is measured based on the grant date fair value of the equity or liability instruments issued.  Compensation cost for all stock awards is calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. Additional information about the Company’s share-based compensation plans is presented in Note 12.

Earnings Per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to restricted stock and are determined using the treasury method.  Earnings per share calculations are presented in Note 11.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, changes in defined benefit plan assets and liabilities, and unrealized gains and losses on cash flow hedging instruments are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. These components are presented in the consolidated statements of comprehensive income.

Derivative Financial Instruments

The Company recognizes derivative financial instruments in the consolidated balance sheets at fair value.  The fair value of a derivative is determined by quoted market prices and mathematical models using current and historical data. If certain hedging criteria are met, including testing for hedge effectiveness, special hedge accounting may be applied. The Company assesses each hedge, both at inception and on an ongoing basis, to determine whether the derivative used in a hedging transaction is effective in offsetting changes in the fair value or cash flows of the hedged item and whether the derivative is expected to remain effective during subsequent periods. The Company discontinues hedge accounting when (i) it determines that a derivative is no longer effective in offsetting changes in fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated or exercised; (iii) probability exists that the forecasted transaction will no longer occur or; (iv) management determines that designating the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued and a derivative remains outstanding, the Company recognizes the derivative in the balance sheet at its fair value and changes in the fair value are recognized in net income.

At inception, the Company designates a derivative as (i) a fair value hedge of recognized assets or liabilities or of unrecognized firm commitments (fair value hedge) or (ii) a hedge of forecasted transactions or variable cash flows to be received or paid in conjunction with recognized assets or liabilities (cash flow hedge). For a derivative treated as a fair value hedge, a change in fair value is recorded as an adjustment to the hedged item and recognized in net income. For a derivative treated as a cash flow hedge, the effective portion of a change in fair value is recorded as an adjustment to the hedged item and recognized as a component of accumulated other comprehensive income (loss) within shareholders’ equity. For a derivative treated as a cash flow hedge, the ineffective portion of a change in fair value is recorded as an adjustment to the hedged item and recognized in net income. For more information on derivative financial instruments see Note 16.

Wealth Management Services Division

Securities and other property held by the Wealth Management Services division in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Marketing

The Company follows the policy of charging the costs of marketing, including advertising, to expense as incurred.

Fair Value Measurements

Fair values of financial instruments are estimated using relevant information and assumptions, as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect those estimates.

Revenue Recognition

The majority of the Company's revenues are associated with financial instruments, including loans and securities.  The Company’s noninterest income includes trust, estate and brokerage fee income, service charges on deposits accounts and net interchange fee income.  Substantially all of the Company's revenue is generated from contracts with customers. Noninterest income streams are discussed below.

•

Trust, estate and brokerage fee income – Income is primarily comprised of fees earned from the management and administration of trusts, estates and other customer assets and by providing investment brokerage services. Fees that are transaction-based (e.g., execution of trades) are recognized on a monthly basis. Other fees, or commissions, are earned over time as the contracted monthly or quarterly services are provided and are generally assessed based on either account activity or the market value of assets under management.

•

Service charges on deposit accounts – The Company earns fees from its deposit customers for overdraft and account maintenance services. Overdraft fees are recognized when the overdraft occurs. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. The Company also earns fees from its customers for transaction-based services. Such services include safe deposit box, ATM, stop payment and wire transfer fees. In each case, these service charges and fees are recognized in income at the time or within the same period that the Company’s performance obligation is satisfied.

•

Interchange fee income, net –  The Company earns interchange fees from debit and credit cardholder transactions conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services.

Recent Accounting Pronouncements and Other Regulatory Statements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”  The amendments, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. The FASB has issued multiple updates to ASU No. 2016-13 as codified in Topic 326, including ASU Nos. 2019-04, 2019-05, 2019-10, 2019-11, 2020-02, and 2020-03.  These ASUs have provided for various minor technical corrections and improvements to the codification as well as other transition matters.  Smaller reporting companies who file with the Securities and Exchange Commission (“SEC”) and all other entities who do not file with the SEC are required to apply the guidance for fiscal years, and interim periods within those years, beginning after December 15, 2022. Changes under ASU No. 2016-13 and subsequent updates represent a fundamental shift from existing GAAP and may result in a material increase to the Company's accounting for credit losses on financial instruments. To prepare for implementation of the new standard the Company established a working group to evaluate the impact these changes will have on the Company’s financial statements and related disclosures. The Company also contracted with a third-party for credit modeling in accordance with ASU No. 2016-13.  The Company has focused on model validations, the development of processes and related controls, and the evaluation of parallel runs. The Company has not yet determined an estimate of the effect of these changes.

Effective November 25, 2019, the SEC adopted Staff Accounting Bulletin (“SAB”) 119.  SAB 119 updated portions of the SEC’s interpretative guidance to align with FASB Accounting Standards Codification (“ASC”) 326, “Financial Instruments – Credit Losses.”  The SAB covers topics including (i) measuring current expected credit losses; (ii) development, governance, and documentation of a systematic methodology; (iii) documenting the results of a systematic methodology; and (iv) validating a systematic methodology.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): “Changes to the Disclosure Requirements for Fair Value Measurement.”  ASU No. 2018-13 modified the disclosure requirements on fair value measurements by requiring that Level 3 fair value disclosures include the range and weighted average of significant unobservable inputs used to develop those fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. Certain disclosure requirements in Topic 820 were also removed or modified. ASU No. 2018-13 was effective for the Company on January 1, 2020.  The Company’s adoption of ASU No. 2018-13 has not had a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-14, “Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans.”  These amendments modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. Certain disclosure requirements were deleted while the following disclosure requirements were added: the weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates and an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. The amendments also clarify the disclosure requirements in paragraph 715-20-50-3, which state that the following information for defined benefit pension plans should be disclosed: The projected benefit obligation (“PBO”) and fair value of plan assets for plans with PBOs in excess of plan assets and the accumulated benefit obligation (“ABO”) and fair value of plan assets for plans with ABOs in excess of plan assets. The amendments are effective for fiscal years ending after December 15, 2020. Early adoption is permitted.  The Company does not expect the adoption of ASU No. 2018-14 to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes.”  This ASU is expected to reduce the cost and complexity related to the accounting for income taxes by removing specific exceptions to general principles in Topic 740 (eliminating the need for an organization to analyze whether certain exceptions apply in a given period) and improving financial statement preparers’ application of certain income tax-related guidance. This ASU is part of the FASB’s simplification initiative to make narrow-scope simplifications and improvements to accounting standards through a series of short-term projects.  For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  Early adoption is permitted. The Company is currently assessing the impact that ASU No. 2019-12 will have on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, “Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.”  This ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions.  ASU No. 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.  Among other topics, the amendments clarified that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting.  For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  Early adoption is permitted. The Company does not expect the adoption of ASU No. 2020-01 to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” These amendments provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. This ASU also provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance is effective for all entities as of March 12, 2020 through December 31, 2022.  Subsequently, in January 2021, the FASB issued ASU No. 2021-01 “Reference Rate Reform (Topic 848): Scope.” This ASU clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The ASU also amends the expedients and exceptions in Topic 848 to capture the incremental consequences of the scope clarification and to tailor the existing guidance to derivative instruments affected by the discounting transition. An entity may elect to apply ASU No. 2021-01 on contract modifications that change the interest rate used for margining, discounting, or contract price alignment retrospectively as of any date from the beginning of the interim period that includes March 12, 2020, or prospectively to new modifications from any date within the interim period that includes or is subsequent to January 7, 2021, up to the date that financial statements are available to be issued. An entity may elect to apply ASU No. 2021-01 to eligible hedging relationships existing as of the beginning of the interim period that includes March 12, 2020, and to new eligible hedging relationships entered into after the beginning of the interim period that includes March 12, 2020.  The Company is assessing ASU 2020-04 and its impact on the Company’s transition away from LIBOR for its loan and other financial instruments.

On March 12, 2020, the SEC finalized amendments to its definitions of “accelerated filer” and “large accelerated filer.”  The amendments increase the threshold criteria for meeting these filer classifications and are effective on April 27, 2020. Any changes in filer status are to be applied beginning with the filer’s first annual report filed with the SEC subsequent to the effective date.  For the Company, this will be its annual report on Form 10-K with respect to the year ending December 31, 2020.  Pursuant to Section 404(b)

of the Sarbanes-Oxley Act, the classifications of “accelerated filer” and “large accelerated filer” require a public company to obtain an external auditor attestation concerning the effectiveness of a company’s internal control over financial reporting (“ICFR”) and include the opinion on ICFR in its annual report on Form 10-K. The Company has complied with such requirements during the years it was considered an accelerated filer.  The SEC’s March 2020 definition amendments exclude from the accelerated filer and large accelerated filer definitions an issuer that (i) is eligible to be a smaller reporting company and (ii) had annual revenues of less than $100 million in the most recent fiscal year.  Such entity can now be considered a “non-accelerated filer.”  With respect to the 2020 fiscal year, the Company continues to be a smaller reporting company and is no longer be considered an accelerated filer.

In March 2020 (revised in April 2020), various regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (collectively, “the agencies”), issued an interagency statement on loan modifications and reporting for financial institutions working with customers affected by COVID-19. The interagency statement was effective immediately and impacted accounting for loan modifications. Under ASC 310-40, “Receivables - Troubled Debt Restructurings by Creditors,” a restructuring of debt constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. The agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not to be considered TDRs. This includes short-term modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented.  In August 2020, a joint statement on additional loan modifications was issued.  Among other things, the Interagency Statement addresses accounting and regulatory reporting considerations for loan modifications, including those accounted for under Section 4013 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.  The CARES Act was signed into law on March 27, 2020 to help support individuals and businesses through loans, grants, tax changes and other types of relief.  The most significant impacts of the Act related to accounting for loan modifications and establishment of the Paycheck Protection Program (“PPP”).  On December 21, 2020, the Consolidated Appropriates Act of 2021 (“CAA”) was passed.  The CAA extends or modifies many of the relief programs first created by the CARES Act, including the PPP and treatment of certain loan modifications related to the COVID-19 pandemic.  See Note 3 of the consolidated financial statements for additional disclosure of TDRs as of December 31, 2020.

In August 2020, the FASB issued ASU No. 2020-06 “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. The ASU also simplifies the diluted earnings per share calculation in certain areas. In addition, the amendment updates the disclosure requirements for convertible instruments to increase the information transparency. For public business entities, excluding smaller reporting companies, the amendments in the ASU are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years.  For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of ASU 2020-06 to have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU No. 2020-08, “Codification Improvements to Subtopic 310-20, Receivables – Nonrefundable fees and Other Costs.” This ASU clarifies that an entity should reevaluate whether a callable debt security is within the scope of ASC paragraph 310-20-35-33 for each reporting period. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  Early adoption is not permitted. ASU No. 2020-08 states that all entities should apply the amendments in this ASU on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The Company does not expect the adoption of ASU 2020-06 to have a material impact on its consolidated financial statements.

Note 2.	Securities

The amortized cost and fair value of securities available for sale, are summarized as follows:

	December 31, 2020
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government corporations and agencies	$57,486	$1,759	$(35)	$59,210
Obligations of states and political subdivisions	22,016	1,623	(1)	23,638
	$79,502	$3,382	$(36)	$82,848

	December 31, 2019
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. Government corporations and agencies	$63,090	$937	$(86)	$63,941
Obligations of states and political subdivisions	15,054	802	(14)	15,842
	$78,144	$1,739	$(100)	$79,783

The amortized cost and fair value of securities available for sale, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	December 31, 2020
(In thousands)	Amortized Cost	Fair Value
Due in one year or less	$2,054	$2,072
Due after one year through five years	7,934	8,419
Due after five years through ten years	8,972	9,467
Due after ten years	60,542	62,890
	$79,502	$82,848

Proceeds from maturities, calls and principal repayments of securities available for sale during 2020, 2019 and 2018 were $16.2 million, $8.2 million and $11.7 million, respectively.  Proceeds from the sales of securities available for sale during 2020 and 2019 were $18.8 million and $13.9 million, respectively.  There were no sales of securities available for sale during 2018.  Net gains on sales and/or calls of securities available for sale were $992,000, $79,000, and $838,000 during 2020, 2019 and 2018, respectively.  Securities available for sale totaling $35.8 million, $27.6 million and $12.4 million were purchased in 2020, 2019 and 2018, respectively.

The following table presents securities with gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020 and 2019, respectively.

(In thousands)	Less than 12 Months		12 Months or More		Total
December 31, 2020	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
Obligations of U.S. Government corporations and agencies	$7,958	$(35)	$-	$-	$7,958	$(35)
Obligations of states and political subdivisions	508	(1)	-	-	508	(1)
Total temporarily impaired securities	$8,466	$(36)	$-	$-	$8,466	$(36)

(In thousands)	Less than 12 Months		12 Months or More		Total
December 31, 2019	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
Obligations of U.S. Government corporations and agencies	$11,460	$(42)	$5,651	$(44)	$17,111	$(86)
Obligations of states and political subdivisions	2,049	(14)	-	-	2,049	(14)
Total temporarily impaired securities	$13,509	$(56)	$5,651	$(44)	$19,160	$(100)

At December 31, 2020, there were 5 securities totaling $8.5 million of aggregate fair value considered temporarily impaired.  The primary cause of the temporary impairments in the Company’s investments in debt securities was fluctuations in interest rates. The Company concluded that no other-than-temporary impairment existed in its securities portfolio at December 31, 2020, and no other-than-temporary impairment loss has been recognized in net income, based primarily on the fact that changes in fair value were caused primarily by fluctuations in interest rates, there were no securities with unrealized losses that were significant relative to their carrying amounts, no securities have been in an unrealized loss position continuously for more than 12 months, securities with unrealized losses had generally high credit quality, the Company intends to hold these investments in debt securities to maturity and it is more-likely-than-not that the Company will not be required to sell these investments before a recovery of its investment, and issuers have continued to make timely payments of principal and interest. Additionally, the Company’s mortgage-backed securities are entirely issued by either U.S. government agencies or U.S. government-sponsored enterprises.  Collectively, these entities provide a guarantee, which is either explicitly or implicitly supported by the full faith and credit of the U.S. government, that investors in such mortgage-backed securities will receive timely principal and interest payments.

The carrying value of securities pledged to secure deposits and for other purposes amounted to $13.1 million and $16.6 million at December 31, 2020 and 2019, respectively.

Note 3.Loans and Allowance for Loan Losses

The Company’s allowance for loan losses has three basic components: the specific allowance, the general allowance, and the unallocated component. The specific allowance is used to individually allocate an allowance for larger balance, non-homogeneous loans identified as impaired. The general allowance is used for estimating the loss on pools of smaller balance, homogeneous loans, including 1-4 family mortgage loans and other consumer loans. Also, the general allowance is used for the remaining pool of larger balance, non-homogeneous loans which were not identified as impaired. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

On March 27, 2020, the CARES Act was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by COVID-19.  A provision in the CARES Act included the creation of the PPP through the Small Business Administration (“SBA”).  Loans provided by the Bank through the PPP may be forgiven based on the borrowers’ compliance with the terms of the program.  The SBA provides a 100% guaranty to the lender of principal and interest, unless the lender violates an obligation under the agreement.  As loan losses are expected to be immaterial, if any at all, due to the SBA guaranty, there is no provision allocated for PPP loans within the allowance for loan loss calculation.  As of December 31, 2020, the Bank’s Commercial and Industrial loan segment included the origination of 549 PPP loans, totaling $53.1 million, and under the terms of the PPP, subsequently issued forgiveness for 223 PPP loans, with an aggregate principal balance of $22.6 million.

The following table presents the activity in the allowance for loan losses by portfolio segment for each of the years ended December 31, 2020, 2019 and 2018.

	December 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Construction and Land	Consumer	Student	Residential Real Estate	Home Equity Lines of Credit	Unallocated	Total
Allowance for Loan Losses
Beginning balance, December 31, 2019	$296	$1,788	$652	$154	$65	$1,596	$326	$350	$5,227
Charge-offs	(148)	-	-	(34)	(15)	-	-	-	(197)
Recoveries	13	24	-	30	-	-	-	-	67
Provision (recovery)	590	522	428	(24)	31	243	(17)	-	1,773
Ending balance, December 31, 2020	$751	$2,334	$1,080	$126	$81	$1,839	$309	$350	$6,870
Ending balances individually evaluated for impairment	$20	$52	$-	$-	$-	$-	$-	$-	$72
Ending balances collectively evaluated for impairment	$731	$2,282	$1,080	$126	$81	$1,839	$309	$350	$6,798
Loans
Individually evaluated for impairment	$509	$8,345	$-	$-	$-	$754	$-		$9,608
Collectively evaluated for impairment	67,881	192,345	73,966	6,355	6,971	230,131	29,492		607,141
Ending balance, December 31, 2020	$68,390	$200,690	$73,966	$6,355	$6,971	$230,885	$29,492		$616,749

	December 31, 2019
(In thousands)	Commercial and Industrial	Commercial Real Estate	Construction and Land	Consumer	Student	Residential Real Estate	Home Equity Lines of Credit	Unallocated	Total
Allowance for Loan Losses
Beginning balance, December 31, 2018	$483	$1,738	$635	$145	$68	$1,311	$446	$350	$5,176
Charge-offs	(328)	-	-	(50)	(13)	-	-	-	(391)
Recoveries	2	80	-	14	-	-	-	-	96
Provision	139	(30)	17	45	10	285	(120)	-	346
Ending balance, December 31, 2019	$296	$1,788	$652	$154	$65	$1,596	$326	$350	$5,227
Ending balances individually evaluated for impairment	$-	$229	$-	$-	$-	$-	$-	$-	$229
Ending balances collectively evaluated for impairment	$296	$1,559	$652	$154	$65	$1,596	$326	$350	$4,998
Loans
Individually evaluated for impairment	$187	$2,847	$233	$-	$-	$379	$-		$3,646
Collectively evaluated for impairment	27,217	179,051	64,998	5,958	8,151	224,937	36,268		546,580
Ending balance, December 31, 2019	$27,404	$181,898	$65,231	$5,958	$8,151	$225,316	$36,268		$550,226

	December 31, 2018
(In thousands)	Commercial and Industrial	Commercial Real Estate	Construction and Land	Consumer	Student	Residential Real Estate	Home Equity Lines of Credit	Unallocated	Total
Allowance for Loan Losses
Beginning balance, December 31, 2017	$518	$1,609	$879	$105	$72	$1,174	$387	$350	$5,094
Charge-offs	(106)	(47)	(312)	(14)	(24)	(200)	(80)	-	(783)
Recoveries	35	70	-	4	-	248	1	-	358
Provision (recovery)	36	106	68	50	20	89	138	-	507
Ending balance, December 31, 2018	$483	$1,738	$635	$145	$68	$1,311	$446	$350	$5,176
Ending balances individually evaluated for impairment	$176	$159	$-	$-	$-	$-	$68	$-	$403
Ending balances collectively evaluated for impairment	$307	$1,579	$635	$145	$68	$1,311	$378	$350	$4,773
Loans
Individually evaluated for impairment	$522	$3,191	$2,679	$-	$-	$707	$567		$7,666
Collectively evaluated for impairment	26,199	184,606	68,730	5,562	9,158	205,238	42,205		541,698
Ending balance, December 31, 2018	$26,721	$187,797	$71,409	$5,562	$9,158	$205,945	$42,772		$549,364

Loans by credit quality indicators as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Construction and Land	Consumer	Student	Residential Real Estate	Home Equity Lines of Credit	Total
Grade:
Pass	$67,499	$189,656	$71,630	$6,352	$6,971	$223,681	$27,650	$593,439
Special mention	348	9,273	2,273	3	-	319	-	12,216
Substandard	543	1,761	63	-	-	6,885	1,842	11,094
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total	$68,390	$200,690	$73,966	$6,355	$6,971	$230,885	$29,492	$616,749

	December 31, 2019
(In thousands)	Commercial and Industrial	Commercial Real Estate	Construction and Land	Consumer	Student	Residential Real Estate	Home Equity Lines of Credit	Total
Grade:
Pass	$26,555	$175,063	$62,231	$5,955	$8,151	$218,686	$34,218	$530,859
Special mention	422	3,487	2,594	3	-	336	127	6,969
Substandard	427	3,348	406	-	-	6,294	1,923	12,398
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total	$27,404	$181,898	$65,231	$5,958	$8,151	$225,316	$36,268	$550,226

The past due status of loans as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	90+ Days Past Due and Accruing	Nonaccruals
Commercial and industrial	$38	$-	$510	$548	$67,842	$68,390	$1	$509
Commercial real estate	-	-	357	357	200,333	200,690	-	357
Construction and land	-	-	-	-	73,966	73,966	-	-
Consumer	9	-	-	9	6,346	6,355	-	-
Student	430	427	583	1,440	5,531	6,971	583	-
Residential real estate	768	-	379	1,147	229,738	230,885	-	379
Home equity lines of credit	111	324	-	435	29,057	29,492	-	-
Total	$1,356	$751	$1,829	$3,936	$612,813	$616,749	$584	$1,245

	December 31, 2019
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	90+ Days Past Due and Accruing	Nonaccruals
Commercial and industrial	$330	$-	$34	$364	$27,040	$27,404	$34	$-
Commercial real estate	-	-	989	989	180,909	181,898	-	989
Construction and land	5,472	-	-	5,472	59,759	65,231	-	-
Consumer	11	1	-	12	5,946	5,958	-	-
Student	345	220	1,204	1,769	6,382	8,151	1,205	-
Residential real estate	739	109	397	1,245	224,071	225,316	397	-
Home equity lines of credit	389	-	-	389	35,879	36,268	-	-
Total	$7,286	$330	$2,624	$10,240	$539,986	$550,226	$1,636	$989

The following table presents information related to impaired loans by portfolio segment as of December 31, 2020 and 2019.

	December 31, 2020
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no specific allowance recorded:
Commercial real estate	$7,562	$7,562	$-	$7,944	$320
Residential real estate	754	754	-	761	19
With an allowance recorded:
Commercial and industrial	$509	$509	$20	$509	$3
Commercial real estate	783	783	52	797	36
Total:
Commercial and industrial	$509	$509	$20	$509	$3
Commercial real estate	8,345	8,345	52	8,741	356
Residential real estate	754	754	-	761	19
Total	$9,608	$9,608	$72	$10,011	$378

	December 31, 2019
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no specific allowance recorded:
Commercial and industrial	$187	$187	$-	$287	$13
Commercial real estate	1,048	1,048	-	1,213	61
Construction and land	233	233	-	494	25
Residential real estate	379	727	-	384	16
With an allowance recorded:
Commercial real estate	$1,799	$1,813	$229	$1,806	$38
Total:
Commercial and industrial	$187	$187	$-	$287	$13
Commercial real estate	2,847	2,861	229	3,019	99
Construction and land	233	233	-	494	25
Residential real estate	379	379	-	384	16
Total	$3,646	$3,660	$229	$4,184	$153

Trouble Debt Restructurings

For each of the years ended December 31, 2020 and 2019, there were five loans in the loan portfolio, totaling $8.4 million and $2.5 million, respectively, that were identified as TDRs, all of which were current and performing in accordance with their modified terms. The following table summarizes a modification that was classified as a TDR during 2020.  There were no loan modifications that were classified as TDRs during 2019.  There were no payment defaults for TDRs occurring within twelve months of modification during the years ended December 31, 2020 and 2019.

	2020
Class of Loan	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	1	$6,221	$6,221

The CARES Act, along with interagency guidance, provided financial institutions the option to temporarily suspend certain accounting requirements related to TDRs with respect to loan modifications, including the deferral of scheduled payments.  As of December 31, 2020, under the current regulatory guidance, 5 loans, totaling $518,000 in principal loan balances, were granted a 90-day deferment of scheduled payments and one loan, with a principal balance of $2.6 million was modified.  These 6 loans were not considered TDRs under the current guidance.

At December 31, 2020 and 2019, the Company had no foreclosed residential real estate properties in its possession and none in the process of foreclosure.

Note 4.Related Party Transactions

Loans outstanding to directors and executive officers and certain of their affiliates totaled $2.3 million and $2.2 million at December 31, 2020 and 2019, respectively.  Loan advances totaled $652,000 and repayments totaled $596,000 in the year ended December 31, 2020.  Total deposits for directors and executive officers and their affiliates were $6.1 million and $5.2 million at December 31, 2020 and 2019, respectively.  In the opinion of management, these transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than normal risk or present other unfavorable features.

Note 5.	Premises and Equipment, Net

The following table presents the cost and accumulated depreciation of premises and equipment at December 31, 2020 and 2019.

(In thousands)	2020	2019
Land	$4,246	$4,254
Buildings and improvements	22,807	22,709
Furniture and equipment	6,178	6,410
Leasehold improvements	95	38
	33,326	33,411
Accumulated depreciation	(16,797)	(15,919)
	$16,529	$17,492

Depreciation expense totaled $1.1 million for the year ended December 31, 2020 and $1.3 for each of the years ended December 31, 2019 and 2018.

Note 6.	Deposits

The aggregate amounts of time deposits in denominations of $250,000 or more at December 31, 2020 and 2019 were $13.0 million and $13.4 million, respectively.

Overdraft deposits totaling $76,000 and $192,000 were reclassified to loans at December 31, 2020 and 2019, respectively.

The following table presents scheduled maturities of time deposits at December 31, 2020.

(In thousands)
2021	$62,932
2022	7,399
2023	3,017
2024	44
$73,392

Note 7.	Employee Benefit Plans

Supplemental Executive Retirement Plan (“SERP”)

The Company has a defined benefit SERP for certain executives, in which the contribution is solely funded by the Company. For the years ended December 31, 2020, 2019 and 2018, SERP expenses were $233,000, $270,000 and $256,000, respectively.

The following table summarizes the projected benefit obligations, plan assets, funded status and rate assumptions associated with the SERP based upon actuarial valuations, for the years ended December 31, 2020, 2019 and 2018.

(In thousands)
Changes in Benefit Obligations	2020	2019	2018
Benefit obligation, beginning	$2,675	$2,574	$2,485
Service cost	155	169	171
Interest cost	77	100	84
Actuarial gain	158	(20)	(18)
Benefits paid	(212)	(148)	(148)
Benefit obligation, ending	$2,853	$2,675	$2,574
Funded status at December 31,	$(2,853)	$(2,675)	$(2,574)

Changes in Plan Assets
Fair value of plan assets, beginning	$-	$-	$-
Employer contributions	212	148	148
Benefits paid	(212)	(148)	(148)
Fair value of plan assets, ending	$-	$-	$-

Amounts recognized in the Balance Sheets	2020	2019	2018
Other assets, deferred income tax benefit	$583	$479	$513
Other liabilities	2,853	2,675	2,574
Accumulated other comprehensive income	33	157	140

Amounts recognized in accumulated other comprehensive income (loss)
Net gain	$18	$176	$155
Prior service cost	23	22	22
Deferred tax expense	(8)	(41)	(37)
Amount recognized	$33	$157	$140

Components of net periodic benefit cost	2020	2019	2018
Service cost	$155	$169	$171
Interest cost	77	100	84
Amortization of prior service cost	1	1	1
Net periodic benefit cost	$233	$270	$256

Other changes in plan assets and benefit obligations recognized in other comprehensive income	2020	2019	2018
Net gain	$(158)	$20	$18
Amortization of prior service cost	1	1	1
Total recognized	(157)	21	19
Less: Income tax effect	(33)	4	4
Net amount recognized in other comprehensive income	$(124)	$17	$15

The total recognized net periodic benefit costs and other comprehensive income before income tax follows:

(In thousands)
2020	2019	2018
$390	$249	$237

Weighted-average assumptions:	2020	2019	2018
Discount rate used for net periodic benefit cost	3.00%	4.00%	3.50%
Discount rate used for benefit obligation	2.25%	3.00%	4.00%
Rate of compensation increase for net periodic benefit cost and benefit obligation	3.25%	3.25%	3.25%

Estimated future benefit payments follows:

(In thousands)
For the years ending December 31,	Amount
2021	$203

The Company has also established supplemental retirement plans for certain additional executives. The expense for these plans was $52,000, $27,100 and $35,600 during 2020, 2019 and 2018, respectively.

401(k) Plan

The Company has a defined contribution retirement plan under Internal Revenue Code of 1986 (“Code”) Section 401(k) covering all employees who are at least 18 years of age and worked more than 20 hours per week. Under the plan, a participant may contribute an amount up to 100% of their covered compensation for the year, not to exceed the dollar limit set by law (Code Section 402(g)). The Company will make an annual matching contribution, equal to 100% on the first 6% of compensation deferred for a maximum match of 6% of compensation. The Company makes an additional safe harbor contribution equal to 3% of compensation to all eligible participants. The Company’s 401(k) expenses for the years ended December 31, 2020, 2019 and 2018 were $788,000, $747,000 and $688,000, respectively.

Deferred Compensation Plans

The Company maintains a Director Deferred Compensation Plan. This plan provides that any nonemployee director of the Company may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts held in a deferred cash account, which is credited on a quarterly basis with interest equal to the highest rate offered by the Bank at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in the Company’s common stock at the fair market value on the date of deferral. The value of a stock account will change based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in the Company’s common stock are paid, at the election of the director, either in cash or in whole shares of the common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts in one or up to five installments. There were no directors participating in the Director Deferred Compensation Plan in 2020, 2019 and 2018.

The Company has a nonqualified deferred compensation program for a former key employee’s retirement, in which the contribution expense is solely funded by the Company. The retirement benefit to be provided is variable based upon the performance of underlying life insurance policy assets. Deferred compensation expense amounted to $28,000, $77,000 and $44,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Concurrent with the establishment of the deferred compensation program, the Company purchased life insurance policies on this employee with the Company named as owner and beneficiary. These life insurance policies are intended to be utilized as a source of funding the deferred compensation program. At December 31, 2020 and 2019, the Company recorded on the consolidated balance sheets, $1.4 million in cash surrender value for these policies and $155,000 and $153,000 in accrued liabilities as of December 31, 2020 and 2019, respectively.  The Company has recorded on the consolidated statements of operations, noninterest income of $29,000, for the year ended December 31, 2020 and $28,000 for each of the years ended December 31, 2019 and 2018.

Note 8.Dividend Reinvestment and Stock Purchase Plan

In 2004, the Company implemented a dividend reinvestment and stock purchase plan (the “DRSPP”) that allows participating shareholders to purchase additional shares of the Company’s common stock through automatic reinvestment of dividends or optional cash investments at 100% of the market price of the common stock, which is either the actual purchase price of the shares if obtained on the open market, or the average of the closing bid and asked quotations for a share of common stock on the day before the purchase date for shares, if acquired directly from the Company, as newly issued shares under the DRSPP. There were no new shares issued during 2020 and 2019. The Company had 236,529 shares available for issuance under the DRSPP at December 31, 2020.

Note 9.Commitments and Contingent Liabilities

The Bank has two data processing contractual obligations that began in June 2014 and will end in December 2021.  The expense for these obligations totaled $1.3 million for the year ended December 31, 2020 and $1.2 million for each of the years ended December 31, 2019 and 2018.  In addition, the core data processing contract provides for interchange processing where the expense is based on interchange volume and is more than offset by interchange income on the same transactions.  The net interchange income was $1.2 million for the year ended December 31, 2020 and $1.3 million for each of the years ended December 31, 2019 and 2018.

In accordance with Regulation D of the Federal Reserve Act, the Bank is typically required to maintain cash reserve balances on hand or with the Federal Reserve Bank.  In March 2020, the Federal Reserve Bank eliminated the reserve requirement.  For the final weekly reporting period for the year ended December 31, 2020 and 2019, the Bank had no required reserve balances.

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.  See Note 15 with respect to financial instruments with off-balance sheet risk.

Note 10.	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and the Commonwealth of Virginia.

The following table summarizes the components of the net deferred tax assets included in other assets at December 31, 2020 and 2019.

(In thousands)	2020	2019
Deferred tax assets:
Allowance for loan losses	$1,443	$1,098
Interest on nonaccrual loans	71	40
Accrued vacation	98	76
SERP obligation	583	479
OREO	219	219
Accumulated depreciation	139	97
Restricted stock	64	108
Other	327	254
	2,944	2,371
Deferred tax liabilities:
Securities available for sale	703	344
Other	20	11
	723	355
Net deferred tax assets	$2,221	$2,016

The Company has not recorded a valuation allowance for deferred tax assets as management feels it is more-likely-than-not that they will be ultimately realized.

Components of income tax expense is summarized below:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Current tax expense	$1,554	$880	$525
Deferred taxes	(487)	124	221
	$1,067	$1,004	$746

Income tax expense for the years ended December 31, 2020, 2019 and 2018 differed from the federal statutory rate applied to income before income taxes for the following reasons:

(In thousands)	2020	2019	2018
Computed “expected” tax expense	$1,458	$1,643	$1,445
Changes in income taxes resulting from:
Tax-exempt interest income	(160)	(146)	(149)
Tax credits	(479)	(552)	(504)
Other	248	59	(46)
	$1,067	$1,004	$746

Note 11.Earnings Per Share

The following table presents the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive potential common stock.

	2020		2019		2018
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Basic earnings per share	3,793,366	$1.55	3,783,322	$1.80	3,772,421	$1.63
Effect of dilutive stock awards	5,450		7,396		6,945
Diluted earnings per share	3,798,816	$1.55	3,790,718	$1.80	3,779,366	$1.62

Unvested restricted shares have voting rights and receive nonforfeitable dividends during the vesting period; therefore, they are included in calculating basic earnings per share. The portion of unvested performance-based restricted stock units that are expected to vest, but have not yet been awarded, are included in the calculation of diluted earnings per share.

Note 12.	Share-based Compensation

Stock Incentive Plan

On May 21, 2019, the shareholders of the Company approved the Fauquier Bankshares, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).  Under the Plan, awards of options, restricted stock, and other stock-based awards may be granted to employees, directors or consultants of the Company or any affiliate.  The effective date of the Plan was May 21, 2019 and the termination date is May 21, 2029. The Company’s Board of Directors may terminate, suspend or modify the Plan within certain restrictions.  The Plan authorizes for issuance 350,000 shares of the Company’s common stock.

Restricted Shares

Restricted shares are accounted for using the fair market value of the Company’s common stock on the date in which these shares were awarded. Restricted shares are issued to certain executive officers and are subject to a vesting period, whereby, the restrictions on the shares lapse on the third anniversary of the date the shares were awarded. Compensation expense for these shares is recognized over the three-year period. The restricted shares issued to nonemployee directors are not subject to a vesting period and compensation expense is recognized at the date the shares are granted.  Compensation expense for restricted shares amounted to $344,000, $243,000 and $223,000, net of forfeiture, for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, there was $78,000 of total unrecognized compensation cost related to restricted shares. This amount is expected to be recognized through 2023, however the acceleration of this expense is expected as a result of the completion of the Merger.

The table below summarizes the Company’s unvested restricted shares.

	December 31, 2020		December 31, 2019
	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Unvested shares, beginning	20,352	$20.20	22,569	$18.08
Granted	12,182	20.95	12,058	21.69
Vested	(21,906)	20.27	(12,105)	21.20
Forfeited or surrendered	(2,007)	19.21	(2,170)	20.46
Unvested shares, ending	8,621	$21.31	20,352	$20.20

Performance-based Restricted Stock Units

The Company grants performance-based restricted stock units to certain executive officers.  Performance-based restricted stock units are accounted for using the fair market value of the Company’s common stock on the date awarded, and adjusted as the market value of the stock changes.  Performance-based restricted stock units issued to executive officers are subject to a vesting period, whereby the restrictions on the rights lapse on the third anniversary of the date the units were awarded. Until vesting, the shares underlying the units are not issued and are not included in shares outstanding.  Vesting is contingent upon the Company reaching predetermined performance goals as compared with a predetermined peer group of banks. Compensation expense for performance-based restricted stock units totaled $74,000, $97,000 and $80,000 for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, there was $37,000 unrecognized compensation expense related to these performance-based restricted stock units. This expense is expected to be recognized through 2023, however the acceleration of this expense is expected in connection with the completion of the Merger.

The table below summarizes the Company’s unvested performance-based stock units.

	December 31, 2020		December 31, 2019
	Shares	Weighted Average Fair Value Per Share	Performance Based Stock Rights	Weighted Average Fair Value Per Share
Unvested shares, beginning	30,012	$18.90	22,103	$17.90
Granted	7,889	20.95	7,909	21.69
Vested	(4,662)	21.02	-	-
Forfeited	(15,534)	18.00	-	-
Unvested shares, ending	17,705	$20.05	30,012	$18.90

Note 13.	Federal Home Loan Bank Advances and Other Borrowings

The Company’s borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) were $12.6 million and $16.7 million at December 31, 2020 and 2019, respectively. At December 31, 2020, the fixed interest rates on FHLB advances were 2.06%, and the weighted average interest rate at December 31, 2020 and 2019 was 2.06% and 2.21%, respectively.

At December 31, 2020, the Bank’s available line of credit with the FHLB was approximately $109.1 million.  FHLB advances and the available line of credit were secured by certain first and second lien loans on 1-4 family single unit dwellings and eligible commercial real estate loans of the Bank. The amount of available credit is limited to 100% of the market value of qualifying collateral for 1-4 family single unit residential loans, 68% to 84% for home equity loans and 70% for commercial real estate loans. Any borrowing in excess of the qualifying collateral requires pledging of additional assets.

The following table presents the contractual maturities of FHLB advances at December 31, 2020:

(In thousands)
2022	$2,606
2024	10,000
$12,606

At December 31, 2020, the Bank has $96.0 million in federal funds lines of credit with several different commercial banks and $22.6 million available from the Federal Reserve Bank of Richmond. As of December 31, 2020, the Bank also had a letter of credit in the amount of $35.0 million with the FHLB issued as collateral for public fund depository accounts.  At December 31, 2020, none of the available federal funds lines of credit or letter of credit were in use.

Note 14.	Dividend Limitations on Affiliate Bank

Transfers of funds from the Bank to the Company in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2020, the aggregate amount of unrestricted funds, which could be transferred from the Bank to the Company, without prior regulatory approval, totaled $13.7 million.

Note 15.	Financial Instruments with Off-Balance Sheet Risk

The Company is party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2020 and 2019, the following financial instruments were outstanding whose contract amounts represent credit risk:

(In thousands)	2020	2019
Commitments to extend credit	$112,712	$91,564
Standby letters of credit	5,466	4,892
	$118,178	$96,456

Commitments to extend credit are agreements to lend to a customer provided that there are no violations of the terms of the contract prior to funding. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 16.Derivative Instruments and Hedging Activities

The Company uses interest rate swaps to reduce interest rate risk and to manage net interest income.  Interest differentials paid or received under the swap agreements are reflected as adjustments to interest income. These interest rate swap agreements include both cash flow and fair value hedge derivative instruments that qualify for hedge accounting. The notional amounts of the interest rate swaps are not exchanged and do not represent exposure to credit loss. In the event of default by a counter party, the risk in these transactions is the cost of replacing the agreements at current market rates.

The Company entered into an interest rate swap agreement on July 1, 2010 to manage the interest rate exposure on its Junior Subordinated Debt due 2036.  By entering into this agreement, the Company converted a floating rate liability into a fixed rate liability through the maturity date of September 15, 2020. Under the terms of the agreement, the Company receives interest quarterly at the rate equivalent to three-month LIBOR plus 1.70% repricing every three months on the same date as the Company’s Junior Subordinated Debt and pays interest monthly at the fixed rate of 3.21%.  In addition, on June 24, 2016, the Company entered into a forward interest rate swap agreement to convert the floating rate liability on the same Junior Subordinated Debt to fixed from 2020 to 2031.  Interest expense on these interest rate swaps was $87,000, $31,000 and $43,000 for the years ended December 31, 2020, 2019 and 2018, respectively. There was no cash flow hedge ineffectiveness identified during 2020, 2019 and 2018.  These swaps are designated as cash flow hedges and changes in the fair value are recorded as an adjustment through other comprehensive income.

The Company entered into two swap agreements to manage the interest rate risk related to two commercial loans on February 11, 2015 and April 7, 2015. The agreements allow the Company to convert fixed rate assets to floating rate assets through 2022 and 2025. The Company receives interest monthly at the rate equivalent to one-month LIBOR plus a spread repricing on the same date as the loans and pays interest at fixed rates. Interest expense recognized on the interest rate swaps was $54,000 for the year ended December 31, 2020 and interest income of $26,000 and $5,000 for the years ended December 31, 2019 and 2018. These swaps are designated as fair value hedges and changes in fair value are recorded in current earnings.  On July 28, 2020, one of these swap agreements with a notional/contract amount of $1.2 million terminated, resulting in a termination fee of $89,200.

Cash collateral held at other banks for these swaps was $1.1 million and $730,000 at December 31, 2020 and 2019, respectively. Collateral is dependent on the market valuation of the underlying hedges.

The follow table summarizes the Company’s derivative instruments as of December 31, 2020 and 2019:

(In thousands)	December 31, 2020
Derivatives designated as hedging instruments	Notional/Contract Amount	Fair Value	Fair Value Balance Sheet Location	Expiration Date
Interest rate forward swap - cash flow	$4,000	$(442)	Other Liabilities	6/15/2031
Interest rate swap - fair value	4,150	(76)	Other Liabilities	2/12/2022

(In thousands)	December 31, 2019
Derivatives designated as hedging instruments	Notional/Contract Amount	Fair Value	Fair Value Balance Sheet Location	Expiration Date
Interest rate swap - cash flow	$4,000	$(41)	Other Liabilities	9/15/2020
Interest rate forward swap - cash flow	4,000	(59)	Other Liabilities	6/15/2031
Interest rate swap - fair value	1,167	(17)	Other Liabilities	4/9/2025
Interest rate swap - fair value	4,230	(23)	Other Liabilities	2/12/2022

Note 17.Accumulated Other Comprehensive Income (Loss)

The following table presents information on changes in accumulated other comprehensive income (loss), net of tax, for the periods indicated.

(In thousands)	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available for Sale Securities	Supplemental Executive Retirement Plans	Total
Balance, December 31, 2017	$37	$(37)	$125	$125

Reclassification of the income tax effect of the Tax Cuts and Jobs Act from accumulated other comprehensive income (loss)	-	10	-	10
Other comprehensive income before reclassifications	135	(823)	15	(673)
Balance, December 31, 2018	$172	$(850)	$140	$(538)

Other comprehensive income (loss) before reclassifications	(250)	2,142	17	1,909
Balance, December 31, 2019	$(78)	$1,292	$157	$1,371

Other comprehensive income (loss) before reclassifications	(271)	1,349	(124)	954
Balance, December 31, 2020	$(349)	$2,641	$33	$2,325

Note 18.Fair Value Measurements

GAAP requires the Company to record fair value adjustments to certain assets and liabilities. The fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants as of the measurement date.

GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.  GAAP also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

          Level 1:Inputs are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs are defined as inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

          Level 3:Inputs are defined as unobservable inputs for the asset or liability.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:

Securities available for sale:  Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity, then the security would fall to the lowest level of the hierarchy (Level 3). The Company’s investment portfolio is primarily valued using fair value measurements that are considered to be Level 2. The Company has contracted with an independent pricing service that uses Interactive Data Corporation (“IDC”) as the primary source for valuation.  IDC utilizes evaluated pricing models that vary by asset class and include available trade, bid, and other market information.  Generally, the methodology includes broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs.

Interest rate swaps:  The Company recognizes interest rate swaps at fair value.  The Company has contracted with a third-party to provide valuations for interest rate swaps using standard valuation techniques.  The Company’s interest rate swaps are classified as Level 2.

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets at December 31, 2020:
Available for sale securities:
Obligations of U.S. Government corporations and agencies	$59,210	$-	$59,210	$-
Obligations of states and political subdivisions	23,638	-	23,638	-
Total available for sale securities	82,848	-	82,848	-
Mutual funds	419	419	-	-
Total assets at fair value	$83,267	$419	$82,848	$-
Liabilities at December 31, 2020:
Interest rate swaps	$518	$-	$518	$-
Total liabilities at fair value	$518	$-	$518	$-
Assets at December 31, 2019:
Available for sale securities:
Obligations of U.S. Government corporations and agencies	$63,941	$-	$63,941	$-
Obligations of states and political subdivisions	15,842	-	15,842	-
Total available for sale securities	79,783	-	79,783	-
Mutual funds	403	403	-	-
Total assets at fair value	$80,186	$403	$79,783	$-
Liabilities at December 31, 2019:
Interest rate swaps	$140	$-	$140	$-
Total liabilities at fair value	$140	$-	$140	$-

The Company may be required, from time to time, to measure and recognize certain assets at fair value on a nonrecurring basis in accordance with GAAP. The following describes the valuation techniques and inputs used by the Company in determining the fair value of certain assets recorded at fair value on a nonrecurring basis in the consolidated financial statements.

Mortgage Loans Held for Sale:  Mortgage loans held for sale are carried at lower of cost or market value. These loans currently consist of 1-4 family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). No nonrecurring fair value adjustments were recorded on mortgage loans held for sale during 2020 and 2019. Net gains and losses on the sale of loans are recorded as a component of noninterest income on the consolidated statements of operations.

Impaired Loans:  A loan is designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loans or the fair value of the collateral securing the loans, or the present value of the cash flows. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the Company’s collateral is real estate.  The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal of one year or less, conducted by an independent, licensed appraiser using observable market data (Level 2). However, if the collateral is in the process of construction or if an appraisal of the real estate property is more than one-year-old and not solely based on observable market comparables or management determines the fair value of the collateral is further impaired below the appraised value, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal of one year or less, if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3).  Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of operations.

Other Real Estate Owned: OREO is measured at fair value less estimated selling costs.  Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. The Company considers OREO as Level 3.

The following table summarizes the Company’s financial assets that were measured at fair value on a nonrecurring basis during the period:

	December 31, 2020
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Mortgage loans held for sale	$375	$-	$375	$-
Impaired loans, net	1,220	-	-	1,220
Other real estate owned, net	1,356	-	-	1,356

	December 31, 2019
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Mortgage loans held for sale	$247	$-	$247	$-
Impaired loans, net	1,570	-	-	1,570
Other real estate owned, net	1,356	-	-	1,356

The following table displays quantitative information about Level 3 fair value measurements at December 31, 2020 and 2019:

	December 31, 2020
(Dollars in thousands)	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Discount
Impaired loans, net	$1,220	Appraised values	Age of appraisals, current market conditions, and experience within local market	5%
Other real estate owned, net	1,356	Appraised values	Age of appraisal, current market conditions and selling costs	18%
Total	$2,576

	December 31, 2019
(Dollars in thousands)	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Discount
Impaired loans, net	$1,570	Appraised values	Age of appraisal, current market conditions, and experience within local market	13%
Other real estate owned, net	1,356	Appraised values	Age of appraisal, current market conditions and selling costs	18%
Total	$2,926

Accounting Standards Codification (“ASC”) 825, “Financial Instruments”, requires disclosure about fair value of financial instruments, including those financial assets and financial liabilities that are not required to be measured and reported at fair value on a recurring or nonrecurring basis. ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. Additionally, the Company uses the exit price notion, rather than the entry price notion, in calculating the fair values of financial instruments not measured at fair value on a recurring basis.

The following tables present the Company’s estimated fair values and related carrying amounts:

	December 31, 2020
(In thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets
Cash and short-term investments	$124,566	$124,566	$-	$-	$124,566
Securities available for sale	82,848	-	82,848	-	82,848
Restricted investments	1,835	-	1,835	-	1,835
Mortgage loans held for sale	375	-	375	-	375
Loans, net	609,879	-	-	607,181	607,181
Accrued interest receivable	2,305	-	2,305	-	2,305
Mutual Funds	419	419	-	-	419
Bank-owned life insurance	14,321	-	14,321	-	14,321
Total financial assets	$836,548	$124,985	$101,684	$607,181	$833,850

Liabilities
Deposits	$766,119	$-	$766,449	$-	$766,449
FHLB advances	12,606	-	16,724	-	16,724
Junior subordinated debt	4,124	-	3,990	-	3,990
Accrued interest payable	107	-	107	-	107
Interest rate swaps	518	-	518	-	518
Total financial liabilities	$783,474	$-	$787,788	$-	$787,788

	December 31, 2019
(In thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets
Cash and short-term investments	$46,341	$46,341	$-	$-	$46,341
Securities available for sale	79,783	-	79,783	-	79,783
Restricted investments	2,016	-	2,016	-	2,016
Mortgage loans held for sale	247	-	247	-	247
Loans, net	544,999	-	-	541,367	541,367
Accrued interest receivable	1,984	-	1,984	-	1,984
Mutual funds	403	403	-	-	403
Bank-owned life insurance	13,961	-	13,961	-	13,961
Total financial assets	$689,734	$46,744	$97,991	$541,367	$686,102

Liabilities
Deposits	$622,155	$-	$622,295	$-	$622,295
FHLB advances	16,695	-	16,724	-	16,724
Junior subordinated debt	4,124	-	4,446	-	4,446
Accrued interest payable	217	-	217	-	217
Interest rate swaps	140	-	140	-	140
Total financial liabilities	$643,331	$-	$643,822	$-	$643,822

The Company assumes interest rate risk (the risk that general interest rate levels will change) during its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 19.	Other Operating Expenses

The following table summarizes the principal components of other operating expenses in the consolidated statements of operations:

(In thousands)	2020	2019	2018
Postage and courier	$175	$189	$194
Paper and supplies	184	120	125
Taxes, other than income taxes	470	406	370
Charge-offs, other than loan charge-offs	252	186	300
Telephone	255	322	333
Directors' compensation	375	326	329
Managed service agreements	507	459	425
Other	1,347	1,419	1,338
	$3,565	$3,427	$3,414

Note 20.Concentration Risk

The Company maintains its cash accounts in several correspondent banks. The balances with these correspondent banks may exceed federally insured limits at times, which management considers a normal business risk.

Note 21.	Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Federal Deposit Insurance Corporation have adopted rules to implement the Basel III capital framework and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Basel III Capital Rules”). The Basel III Capital Rules require the Bank to comply with the minimum capital ratios set forth in the table below, plus a “capital conservation buffer.”  The capital conservation buffer requirement was phased in beginning on January 1, 2016, at 0.625% of risk-weighted assets, and increased by the same amount each year until it was fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress.  The capital conservation buffer is applicable to all ratios except the leverage ratio, which is noted below as Tier 1 capital to average assets.

The Bank must also comply with the capital requirements set forth in the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act.  At December 31, 2020, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the prompt corrective action regulations.  To be considered “well capitalized” under these regulations, the Bank must have the capital ratios set forth in the table below.

	Actual		Minimum Capital Requirement		Well Capitalized Under Prompt Corrective Action Provisions
(Dollars In thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total capital (to risk-weighted assets)	$79,784	13.9%	$46,024	8.0%	$57,530	10.0%
Common equity Tier 1 capital (to risk-weighted assets)	$72,914	12.7%	$25,889	4.5%	$37,395	6.5%
Tier 1 capital (to risk-weighted assets)	$72,914	12.7%	$34,518	6.0%	$46,024	8.0%
Tier 1 capital (to average assets)	$72,914	8.5%	$34,163	4.0%	$42,704	5.0%

As of December 31, 2019
Total capital (to risk-weighted assets)	$74,090	13.5%	$43,776	8.0%	$54,720	10.0%
Common equity Tier 1 capital (to risk-weighted assets)	$68,863	12.6%	$24,624	4.5%	$35,568	6.5%
Tier 1 capital (to risk-weighted assets)	$68,863	12.6%	$32,832	6.0%	$43,776	8.0%
Tier 1 capital (to average assets)	$68,863	9.4%	$29,298	4.0%	$36,622	5.0%

Note 22.Junior Subordinated Debt

On September 21, 2006, the Company’s wholly-owned Connecticut statutory business trust, Fauquier Statutory Trust II, privately issued $4.0 million face amount of the trust’s Floating Rate Capital Securities in a pooled capital securities offering. Simultaneously, the trust used the proceeds of that sale to purchase $4.0 million principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036. The interest rate on the capital security resets every three months at 1.70% above the then current three-month LIBOR. Interest is paid quarterly. Total capital securities at December 31, 2020 and 2019 were $4.1 million. The Trust II issuance of capital securities and the respective subordinated debentures are callable at any time. The subordinated debentures are an unsecured obligation of the Company and are junior in right of payment to all present and future senior indebtedness of the Company. The capital securities are guaranteed by the Company on a subordinated basis.

Note 23.Parent Company Only Financial Statements

Balance Sheets

(In thousands)	December 31,
Assets	2020	2019
Cash	$733	$598
Interest-bearing deposits in other banks	570	330
Investment in subsidiaries	75,588	70,313
Other assets	243	171
Total assets	$77,134	$71,412
Liabilities and Shareholders' Equity
Junior subordinated debt	$4,124	$4,124
Other liabilities	549	166
Total liabilities	4,673	4,290
Shareholders' Equity
Common stock and additional paid-in capital	16,369	15,964
Retained earnings	53,767	49,787
Accumulated other comprehensive income	2,325	1,371
Total shareholders' equity	72,461	67,122
Total liabilities and shareholders' equity	$77,134	$71,412

Statements of Operations

Years Ended December 31, 2020, 2019 and 2018

(In thousands)	2020	2019	2018
Income
Interest income	$2	$9	$4
Dividends from subsidiaries	2,423	2,654	1,813
Total interest and dividend income	2,425	2,663	1,817
Expenses
Interest expense	186	199	199
Legal and professional fees	197	184	149
Directors' fees	241	218	218
Miscellaneous	282	285	288
Total expense	906	886	854
Income before income tax benefits and equity in undistributed net income of subsidiaries	1,519	1,777	963
Income tax benefit	(307)	(298)	(289)
Income before equity in undistributed net income of subsidiaries	1,826	2,075	1,252
Equity in undistributed net income of subsidiaries	4,051	4,745	4,883
Net income	$5,877	$6,820	$6,135

Statements of Cash Flows

Years Ended December 31, 2020, 2019 and 2018

(In thousands)	2020	2019	2018
Cash Flows from Operating Activities
Net income	$5,877	$6,820	$6,135
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries	(4,051)	(4,745)	(4,883)
Issuance of vested restricted stock	175	90	90
Amortization of unearned compensation, net of forfeiture	254	153	133
(Increase) decrease in other assets	-	1	(33)
Increase in other liabilities	41	4	18
Net cash provided by operating activities	2,296	2,323	1,460
Cash Flows from Financing Activities
Repurchase of common stock	(24)	(21)	(8)
Cash dividends paid on common stock	(1,897)	(1,836)	(1,813)
Net cash used in financing activities	(1,921)	(1,857)	(1,821)
Increase (decrease) in cash and cash equivalents	375	466	(361)
Cash and Cash Equivalents
Beginning	928	462	823
Ending	$1,303	$928	$462

Note 24.	Investment in Affordable Housing Projects

The Company has investments in certain affordable housing projects located in the Commonwealth of Virginia through several limited liability partnerships of the Bank. These partnerships exist to develop and preserve affordable housing for low income families through residential rental property projects. The Company exerts no control over the operating or financial policies of the partnerships. Return on these investments is through receipt of tax credits and other tax benefits which are subject to recapture by taxing authorities based on compliance features at the project level. The investments are due to expire by 2035. The Company accounts for the affordable housing investments using the equity method and has recorded $3.8 million and $4.2 million in other assets at December 31, 2020 and 2019, respectively. The Company has also recorded $397,000 and $749,000 in other liabilities at December 31, 2020 and 2019, respectively, related to unfunded capital commitments through 2023. The related federal tax credits for the years ended December 31, 2020, 2019 and 2018 were $479,000, $552,000 and $504,000, respectively, and were included in income tax expense in the consolidated statements of operations. There were $409,000, $236,000 and $266,000 in flow-through losses recognized during the year ended December 31, 2020, 2019 and 2018, respectively, that were included in noninterest income.

Note 25.Leases

The following tables present information about the Company’s leases:

(Dollars in thousands)	December 31, 2020
Lease liability	$4,570
Right-of-use asset	$4,495
Weighted average remaining lease term	7.82 years
Weighted average discount rate	3.55%

(In thousands)	2020	2019	2018
Lease Expense
Operating lease expense	$810	$804	$686
Short-term lease expense	16	15	13
Total lease expense	$826	$819	$699

Cash paid for amounts included in lease liabilities	$671	644	NR*
*Not reportable

Maturities of the Company’s lease liabilities are set forth in the table below.

(In thousands)	December 31, 2020
2021	$626
2022	694
2023	707
2024	646
2025	537
Thereafter	2,067
Total undiscounted cash flows	5,277
Less: Discount	(707)
Total	$4,570

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Fauquier Bankshares, Inc.

Warrenton, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fauquier Bankshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses

Description of the Matter

As described in Note 1 (Nature of Banking Activities and Significant Accounting Policies) and Note 3 (Loans and Allowance for Loan Losses) to the consolidated financial statements, the Company maintains an allowance for loan losses that represents management’s estimate of the probable losses inherent in the Company’s loan portfolio. Auditing management’s estimate used in determining the allowance for the loan portfolio involved a high degree of subjectivity in evaluating management’s determination of the factors and assumptions used in the allowance estimate. At December 31, 2020, the allowance for loans losses was $6,870,000.

We identified the determination and application of the various allowance calculation inputs and assumptions as a critical audit matter because of the extent of auditor judgment applied and significant audit effort to evaluate the significant subjective and complex judgments made by management related to these elements.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of controls over the Company’s allowance process for the loan portfolio. Controls included, among others, those over the risk rating process, the identification of indicators of impairment, management’s review and approval of the calculations used to determine the allowance, including the underlying data and data inputs and outputs of those calculations, and management’s evaluation and review of the qualitative adjustments, including the reasonable and supportable forecast qualitative adjustment.

To test the Company’s allowance estimate, we tested the underlying data used in the estimate calculation to determine it was accurate, complete and relevant. Included in this were loan reviews to test the accuracy of loan grades and specific reserve calculations, as well as testing the allowance calculation model for computational accuracy. Further, we evaluated management’s basis for qualitative adjustments in relation to changes in economic conditions. Our procedures included evaluating management’s inputs and assumptions by comparing the information to internal and external source data including, among others, historical loss data and economic data utilized by the Company.  In addition, we evaluated the overall allowance amount and whether the amount appropriately reflects losses incurred in the loan portfolios as of the consolidated balance sheet date. We also reviewed subsequent events and transactions and considered whether they corroborate or contradict the Company’s conclusion.

/s/ Brown, Edwards & Company, L.L.P
BROWN, EDWARDS & COMPANY, L.L.P

We have served as the Company’s auditor since 2017.

Harrisonburg, Virginia

March 26, 2021